Exhibit 99.2

Contact:	Dominic Petrucci Chief Operating Officer Cornerstone Ventures, Inc. 949 263 4340 dpetrucci@cvinc.net

Cornerstone Core Properties REIT, Inc. Announces $20.05 Million

Definitive Agreement to Purchase Pinnacle Park Business Center

Irvine, CA – September 14, 2007 - Cornerstone Core Properties REIT, Inc (CCP REIT) announced today it has entered into a definitive agreement to purchase an existing multi-tenant industrial property known as the Pinnacle Park Business Center from LaPour Partners, a non-related party, for a purchase price of $20.05 million.

The property consists of approximately 158,976 square feet of space in three single-story buildings located on approximately 12.34 acres of land in Phoenix, Arizona.  The property is currently 96% leased to 7 different tenants who operate various businesses.  Individual spaces range in size from approximately 6,200 square feet to approximately 57,800 square feet.

Pinnacle Park Business Center is located in a master planned business park just north of the Deer Valley airport in the submarket of Phoenix.  The industrial market here is characterized by increasing demand and rental growth along with significant barriers to entry that will limit new development.  According to Grubb & Ellis, the short term forecast for industrial space in the metro Phoenix area remains positive.  Strong tenant demand, low vacancy and higher land and construction costs are all keeping upward pressure on lease rates.

Grubb & Ellis also states that the Phoenix area is experiencing favorable economic conditions.  Employment is booming with an all time record of over 2.7 million total jobs and an unemployment rate below 3 percent.  The Phoenix region’s relatively low cost of living, its young and educated workforce, an established and expanding modern transportation infrastructure and vital concentration of amenities make it an attractive location for companies that are seeking competitive industrial space.

CCP REIT is a publicly offered, non-traded real estate company investing primarily in multi-tenant industrial properties located in major metropolitan markets throughout the United States.  While the CCP REIT may use some degree of debt financing for acquisition, working capital, tenant improvements, capital improvements and cash distributions, it intends to own and operate its properties on an all-cash basis thus mitigating foreclosure and interest rate risk.

This release may contain forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Cornerstone Core Properties REIT, Inc’s use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, construction delays, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds. This is not an offer or a solicitation to purchase securities.  Such an offer can be made only by means of a prospectus that includes more complete information on the fees and risk factors involved. Investors should read a prospectus carefully before investing.  To obtain a prospectus, please contact your investment professional or Pacific Cornerstone Capital, Inc. at 1920 Main Street, Suite 400, Irvine, CA 92614 (877 805 3333). Securities offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. Investments are not FDIC insured, not bank guaranteed and may lose value.